Exhibit 99.1

For purposes of this Exhibit 99.1, unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries; (iv) “Crown Americas” refers to Crown Americas, LLC and not its subsidiaries; (v) “Crown Americas Capital” refers to Crown Americas Capital Corp. and not its subsidiaries; (vi) the description of Crown’s business and related matters gives effect to the sale of Crown’s plastic closures business in October 2005; and (vii) Crown’s historical financial results and related financial information reflect the reclassification to discontinued operations of amounts related to Crown’s plastic closures business that was sold in October 2005.

FORWARD-LOOKING STATEMENTS

Statements included herein, which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto), are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s 2005 refinancing plan, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s and its subsidiaries’ indebtedness;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and therefore involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or the financial condition of Crown and its subsidiaries to differ include, but are not necessarily limited to, the factors indicated under the caption “Risk Factors” and the following additional factors:

•	their ability to repay, refinance or restructure their short and long-term indebtedness on adequate terms and to comply with the terms of their agreements relating to debt;

•	loss of customers, including the loss of any significant customer;

•	their ability to obtain and maintain adequate pricing for their products, including the impact on their revenue, margins and market share and the ongoing impact of their recent price increases;

•	the impact of their initiative to generate additional cash, including the reduction of working capital levels and capital spending;

•	restrictions on Crown’s use of available cash under its debt agreements;

•	their ability to realize cost savings from their restructuring programs;

•	changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, plastic resin, inks and coatings) and energy and their ability to pass raw material and energy price increases and surcharges through to their customers or to otherwise manage these commodity pricing risks;

•	the financial condition of their vendors and customers;

•	their ability to generate significant cash to meet their obligations and invest in their business and to maintain appropriate debt levels;

•	their ability to maintain adequate sources of capital and liquidity;

•	their ability to realize efficient capacity utilization and inventory levels;

•	changes in consumer preferences for different packaging products;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	their ability to maintain and develop competitive technologies for the design and manufacture of products in a cost effective manner and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	their ability to generate sufficient production capacity;

•	the collectibility of receivables;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	weather conditions including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates and tax rates;

•	war or acts of terrorism that may disrupt their production or the supply or pricing of raw materials, impact the financial condition of their customers or adversely affect their ability to refinance or restructure their indebtedness;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system;

•	energy and natural resource costs;

•	the costs and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation, including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase asbestos-related costs over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos related claims by persons alleging first exposure to asbestos after 1964, and the impact of Texas, Mississippi, Ohio, Florida and Pennsylvania legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities;

•	labor relations and workforce and social costs, including pension and post-retirement obligations and other employee or retiree costs;

•	investment performance of their pension plans;

•	costs and difficulties related to the integration of acquired businesses; and

•	the impact of any potential dispositions, acquisitions or other strategic realignments, including the recent sale of Crown’s plastic closures business and the final net proceeds therefrom.

Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods with 154 plants throughout 40 countries and approximately 25,000 employees. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal caps and closures. Crown believes that, based on the number of units sold, it is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is the second largest producer of aerosol cans in the world and the largest rigid packaging company in Europe and Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market-specific dislocations in specific countries or regions. For the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, Crown had net sales of approximately $6.5 billion and $5.3 billion, respectively, and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical and Pro Forma Consolidated Condensed Financial Data”) of $750 million and $636 million, respectively. Approximately 41% of such net sales were derived from the Americas segment, 53% from the European segment and 6% from the Asia-Pacific segment in each of the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005. For the twelve months ended September 30, 2005, Crown had net sales of approximately $6.9 billion and Adjusted EBITDA of approximately $793 million.

On October 11, 2005, Crown completed the sale of its plastic closures business for an aggregate purchase price of approximately $750 million, which includes the assumption of certain liabilities. Net cash proceeds from the sale were approximately $690 million, which is subject to final working capital, net debt and other adjustments. Crown expects to use the net proceeds of the sale for general corporate purposes including the repayment of debt. The plastic closures business designed, manufactured and sold plastic closures for consumer packaging worldwide primarily for the personal care, food, beverage, pharmaceutical and industrial end markets. The business had 29 facilities located in 15 countries across Europe, the United States and Asia with approximately 3,500 employees. For the twelve months ended December 31, 2004, net sales for the business were $668 million with approximately 77% derived from sales in Europe.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence:

	North America	Latin America	Europe	Middle East/ Africa	Asia- Pacific
Metal
Food cans	«	«	«	«	«
Beverage cans	«	«	«	«	«
Aerosol cans	«	«	«		«
Specialty cans	«		«		«
Closures	«		«
Bottle caps	«		«	«	«
Other
Beauty care	«		«
Can-making equipment			«

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 154 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish & Newcastle and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Crown’s ability to initiate fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, has improved its business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent product innovations include: the “SuperEnd™” for beverage cans, which requires less metal than existing ends without any reduction in strength; high value-added shaped beverage and aerosol cans, including, for example, Heineken’s keg can; and patented composite (metal and plastic) closures which offer improved barrier performance and tamper resistance while requiring less strength to open than standard closures.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and through improvements in productivity and material usage.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

2005 Refinancing Plan

Crown Americas and Crown Americas Capital intend to issue $1.1 billion of senior notes as part of a plan to repurchase or retire all of Crown European Holdings’ approximately $2.1 billion of outstanding second and third priority notes and to refinance Crown’s existing $400 million revolving credit facilities (under which there were $10 million of outstanding borrowings as of September 30, 2005) and $100 million revolving letter of credit facility. The purpose of the refinancing is to extend the average maturity of Crown’s indebtedness, increase operating and financial flexibility and reduce interest expense.

Crown has commenced tender offers for any and all of Crown European Holdings’ approximately $2.1 billion of outstanding second and third priority senior secured notes. In connection with the tender offers, Crown has solicited consents to amend the indentures governing the second and third priority notes to release collateral securing the notes and eliminate substantially all of the restrictive covenants, reporting requirements and certain events of default.

Under the terms of the tender offers, the consideration for tendered notes equals the sum of the price calculated to equal the present value (determined on the basis of the yield to maturity of a comparable U.S. Treasury, for dollar denominated notes, or German government, for euro denominated notes, security plus 50 basis points) on the tender offer’s payment date of the earliest redemption price and accrued interest that would apply to the applicable series of second priority or third priority notes.

The consideration includes a consent payment of $20.00 per $1,000 principal amount or €20.00 per €1,000 principal amount, as applicable, of second priority or third priority notes for notes tendered prior to the consent deadline. Each tender offer is subject to the satisfaction or waiver of various conditions, including the receipt of consents from holders of at least 66 2/3% of the aggregate principal amount of the applicable notes, the execution of a supplemental indenture amending the applicable indenture, the entry into new senior credit facilities and the issuance of the new notes as part of the 2005 refinancing plan, the consummation of the other tender offer and other customary conditions. Crown may amend, extend or terminate each tender offer and consent solicitation in its sole discretion. At any time and from time to time before, during and after the expiration of the tender offers, Crown may purchase or offer to purchase second priority and third priority notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise. As of November 4, 2005, the depositaries for the tender offers have advised Crown that approximately $1,059 million aggregate principal amount, or 97.6%, of second priority dollar denominated notes, €265 million aggregate principal amount, or 93.2%, of second priority euro denominated notes and $720 million aggregate principal amount, or 99.4%, of third priority notes have been tendered and not withdrawn to date. To the extent that any second priority and third priority notes remain outstanding after consummation of the refinancing and sale of the new notes, Crown intends to reduce initial borrowings under the new senior secured revolving credit facilities.

Crown expects that the sources of funds for its 2005 refinancing plan will include:

•	the proceeds from the new notes;

•	borrowings under Crown’s proposed new approximately $1.3 billion revolving and term loan senior secured credit facilities; and

•	approximately $690 million of proceeds from the recent sale of Crown’s plastic closures business.

Crown expects that the new senior secured credit facilities will consist of (a) senior secured revolving credit facilities that will mature on May 15, 2011 in an aggregate principal amount of $800 million, of which up to $410 million will be available to Crown Americas in U.S. dollars, up to $350 million will be available to Crown European Holdings and certain of its subsidiaries in euros and pound sterling in amounts to be agreed and up to $40 million will be available to a Canadian subsidiary of Crown European Holdings in Canadian dollars and (b) senior term loan facilities that will mature on November 15, 2012 in an aggregate principal amount of $500 million of which $250 million will be loaned to Crown Americas in U.S. dollars and $250 million will be loaned to Crown European Holdings in euros.

The final amounts and sources of funds for Crown’s 2005 refinancing plan may change. Crown may elect to change the size of the note offering, the amount of borrowings or availability under the new credit facilities or may substitute other sources of proceeds. The receipt of at least $2.2 billion in gross proceeds (including unfunded revolving commitments) from the closing of Crown’s new senior secured credit facilities and the sale of the notes, and consummation of the tender offers for the second and third priority notes are conditions precedent to closing the note offering.

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, after giving effect to the completion of the 2005 refinancing plan. See “Capitalization.”

*	Guarantor of Crown Cork’s obligations under the outstanding unsecured notes. See “Description of Certain Indebtedness.”
**	Guarantors of outstanding secured first priority notes and new secured credit facilities to Crown European Holdings and its subsidiaries.
***	Guarantors of outstanding secured first priority notes and all new secured credit facilities.

Crown European Holdings is also the issuer of approximately $2.1 billion of outstanding second priority and third priority notes. As part of the 2005 refinancing plan, Crown has commenced tender offers for any and all outstanding second and third priority notes. As of November 4, 2005, the depositaries for the tender offers have advised Crown that approximately $1,059 million aggregate principal amount, or 97.6%, of second priority dollar denominated notes, €265 million aggregate principal amount, or 93.2%, of second priority euro denominated notes and $720 million aggregate principal amount, or 99.4%, of third priority notes have been tendered. Guarantors of the outstanding secured first priority notes are also guarantors of outstanding secured second priority and third priority notes. See “Description of Certain Indebtedness.”

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown Cork is a Pennsylvania corporation. Crown Americas (formerly known as Crown Americas, Inc.) is a Pennsylvania limited liability company. Crown Americas Capital is a Delaware corporation. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Each of Crown Cork, Crown Americas, Crown Americas Capital and Crown European Holdings is an indirect, wholly-owned subsidiary of Crown.

Summary Historical and Pro Forma Consolidated Condensed Financial Data

The following table sets forth summary historical and pro forma consolidated condensed financial data for Crown. The summary of operations for each of the years in the three-year period ended December 31, 2004 and the balance sheet data as of December 31, 2003 and 2004 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations for the nine-month period ended September 30, 2005, the nine-month period ended September 30, 2004, and the balance sheet data as of September 30, 2004 and 2005 have been derived from Crown’s unaudited interim consolidated financial statements. The summary of operations for the twelve month period ended September 30, 2004 have been derived from the summary of operations and other data for the year ended December 31, 2004 and the nine month periods ended September 30, 2004 and 2005. The results of operations reflect the reclassification to discontinued operations of amounts related to Crown’s plastic closures business that was sold in October 2005. The December 31, 2002 balance sheet data has been derived from Crown’s audited consolidated financial statements which do not appear herein. The pro forma data gives effect to the consummation of the 2005 refinancing plan described under the caption “—2005 Refinancing Plan.” You should read the following financial information in conjunction with Crown’s consolidated financial statements, the related notes and the other financial information included elsewhere.

	(dollars in millions)
	Historical Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2005
	2002(1)	2003	2004	2004	2005
Summary of Operations Data:
Net sales	$6,246	$6,007	$6,531	$4,946	$5,279	$6,864
Cost of products sold (excluding depreciation and amortization)	5,220	5,073	5,463	4,117	4,381	5,727
Depreciation and amortization	332	281	263	197	188	254

Gross profit	694	653	805	632	710	883
Selling and administrative expense	277	292	318	236	262	344
Provision for asbestos	30	44	35			35
Provision for restructuring	18	15	7	1	3	9
Provision for asset impairments and loss/(gain) on sale of assets	247	76	47		(22)	25
Loss/(gain) from early extinguishments of debt	(28)	12	39	37	2	4
Interest expense	342	379	361	270	283	374
Interest income	(11)	(11)	(8)	(5)	(6)	(9)
Translation and exchange adjustments	26	(207)	(98)	(7)	76	(15)

Income/(loss) from continuing operations before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting (2)	(207)	53	104	100	112	116
Provision for income taxes	9	71	61	37	13	37
Minority interests	(24)	(39)	(41)	(28)	(32)	(45)
Equity earnings/(loss)	9	(17)	14	10	10	14

Income/(loss) from continuing operations before cumulative effect of a change in accounting (2)	(231)	(74)	16	45	77	48

Discontinued Operations (3)
Income before income taxes	61	66	56	52	40	44
Provision for income taxes	21	24	21	19	21	23

Income from discontinued operations	40	42	35	33	19	21

Income/(loss) before cumulative effect of a change in accounting	(191)	(32)	51	78	96	69
Cumulative effect of a change in accounting, net of tax	(1,014)

Net income/(loss)	$(1,205)	$(32)	$51	$78	$96	$69

	(dollars in millions)
	Historical Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2005
	2002(1)	2003	2004	2004	2005
Other Financial Data:
Cash flows provided by/(used in):
Operating activities	$415	$434	$404	$30	$101	$475
Investing activities	591	(100)	(107)	(91)	(145)	(161)
Financing activities	(1,128)	(328)	(246)	(43)	(132)	(335)
EBITDA (4)	$456	$702	$720	$562	$577	$735
Adjusted EBITDA (5)	$749	$642	$750	$593	$636	$793
Capital expenditures	115	120	138	97	115	156
Ratio of earnings to fixed charges (6)(7)	—	1.2x	1.3x	1.4x	1.4x	1.3x
Pro Forma Financial Data:
Total secured debt (8)						1,491
Total debt						3,575
Interest Expense (9)						246
Ratio of secured debt to Adjusted EBITDA						1.9	x
Ratio of total debt to Adjusted EBITDA						4.5	x
Ratio of Adjusted EBITDA to Interest Expense						3.2	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$363	$401	$471	$295	$275	$275
Working capital (10)	(246)	86	263	268	959	959
Total assets	7,505	7,773	8,125	7,904	7,728	7,728
Total debt	4,054	3,939	3,872	3,959	3,705	3,705
Shareholders’ equity/(deficit)	(87)	140	277	233	207	207

(1)	The summary of operations and other data for the year ended December 31, 2002 includes the historical financial results of the following operations divested in 2002:

•	U.S. fragrance pumps business;
•	European pharmaceutical packaging business;
•	15% shareholding in Crown Nampak (Pty) Limited;
•	Central and East African packaging interests; and
•	89.5% of the equity interests of Constar International Inc.

Excluding the historical financial results of these divested operations, Net Sales for 2002 would have been $5,572 million, Gross Profit for 2002 would have been $627 million, and Adjusted EBITDA for 2002 would have been $655 million. The following tables show a reconciliation of historical Net Sales, Gross Profit and Adjusted EBITDA to Net Sales, Gross Profit and Adjusted EBITDA excluding these divested operations (which is a non-GAAP measurement):

	(dollars in millions)
	Year Ended December 31, 2002
	Historical Amounts	Disposition Adjustments	Adjusted for Dispositions
Summary of Operations Data:
Net sales	$6,246	$(674)	$5,572
Cost of products sold (excluding depreciation and amortization)	5,220	(558)	4,662
Depreciation and amortization	332	(49)	283

Gross profit	694	(67)	627
Selling and administrative expense	277	(22)	255
Provision for asbestos	30	—	30
Provision for restructuring	18	—	18
Provision for asset impairments and loss/(gain) on sale of assets	247	(243)	4
Loss/(gain) from early extinguishments of debt	(28)	—	(28)
Interest expense	342	(15)	327
Interest income	(11)	—	(11)
Translation and exchange adjustments	26	(1)	25

Income/(loss) before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting	(207)	214	7
Provision for income taxes	9	(15)	(6)
Minority interests and equity earnings	(15)	1	(14)

Income/(loss) before cumulative effect of a change in accounting	$(231)	$230	$(1)

Adjusted EBITDA	$749	$(94)	$655

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	Excludes a charge of $1.014 billion in the first quarter of 2002 for the cumulative effect of a change in accounting for the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”

(3)	On October 11, 2005, Crown completed the sale of its plastic closures business. The results of operations for the plastic closures business has been reported as discontinued operations for all periods presented.

(4)	EBITDA is a non-GAAP measurement that consists of income/(loss) from continuing operations before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting plus the sum of interest expense (net of interest income) and depreciation and amortization. The reconciliation from EBITDA to income/(loss) from continuing operations before cumulative effect of a change in accounting is as follows:

	(dollars in millions)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2005
	2002	2003	2004	2004	2005
Income/(loss) from continuing operations before cumulative effect of a change in accounting	$(231)	$(74)	$16	$45	$77	$48
Add/(deduct):
Minority interests and equity earnings	15	56	27	18	22	31
Provision for income taxes	9	71	61	37	13	37
Interest income	(11)	(11)	(8)	(5)	(6)	(9)
Interest expense	342	379	361	270	283	374
Depreciation and amortization	332	281	263	197	188	254

EBITDA	$456	$702	$720	$562	$577	$735

(5)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos, provision for restructuring, provision for asset impairments and loss/(gain) on sale of assets, loss/(gain) from early extinguishments of debt and translation and exchange adjustments. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2005
	2002	2003	2004	2004	2005
EBITDA	$456	$702	$720	$562	$577	$735
Add/(deduct):
Provision for asbestos*	30	44	35			35
Provision for restructuring	18	15	7	1	3	9
Provision for asset impairments and loss/(gain) on sale of assets	247	76	47		(22)	25
Loss/(gain) from early extinguishments of debt	(28)	12	39	37	2	4
Translation and exchange adjustments	26	(207)	(98)	(7)	76	(15)

Adjusted EBITDA	$749	$642	$750	$593	$636	$793

*	Crown made asbestos-related payments of $114 million, $68 million, $41 million, $30 million and $18 million during 2002, 2003, 2004, the nine months ended September 30, 2004 and 2005, respectively.

EBITDA and Adjusted EBITDA are provided for informational purposes only and should not be viewed as indicative of Crown’s actual or future results. EBITDA and Adjusted EBITDA information has been included in this offering memorandum because Crown believes that certain investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness. EBITDA and Adjusted EBITDA do not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. For purposes of the covenants in the indenture governing the notes, EBITDA is defined differently.

(6)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indenture governing the notes, the ratio of earnings to fixed charges is defined differently.

(7)	Earnings did not cover fixed charges by $202 million for the year ended December 31, 2002.

(8)	Total secured debt consists of pro forma borrowings under the new term loan facility ($500 million) and revolving credit facility ($406 million), outstanding first priority notes ($553 million, based on U.S. dollar equivalents of euro as of September 30, 2005) and capitalized leases and other secured debt ($32 million).

(9)	The interest expense was calculated by adding $218 million of interest expense, defined as $210 million of pro forma net interest expense less $8 million of interest income, for the twelve months ended December 31, 2004, plus $169 million in interest expense, defined as pro forma net interest expense of $163 million less $6 million of interest income, for the nine months ended September 30, 2005 less $141 million in interest expense, defined as pro forma net interest expense of $136 million less $5 million in interest income for the nine months ended September 30, 2004.

(10)	Working capital consists of current assets less current liabilities.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of September 30, 2005, on an actual basis and the consolidated cash and cash equivalents and capitalization of Crown as of September 30, 2005 as adjusted to give effect to the 2005 refinancing plan, the sale of Crown’s plastic closures business and the application of the net proceeds therefrom. Crown’s historical financial results and related financial information reflect the reclassification to discontinued operations of amounts related to Crown’s plastic closures business that was sold in October 2005.

	(dollars in millions)
	September 30, 2005
	Actual	As Adjusted
Cash and cash equivalents (1)	$275	$500

Debt:
Existing credit facilities	$10	—
New credit facilities:
Revolving credit facilities	—	406
Term loan facilities	—	500
6.25% First priority notes	553	553
9 1/2% Second priority notes (2)	1,085	—
10 1/4% Second priority notes (2)	343	—
10 7/8% Third priority notes (2)	725	—
% senior notes due 2013	—	500
% senior notes due 2015	—	600
Outstanding unsecured notes:
Notes due through 2006	157	157
Notes due 2023 through 2096	700	700
Capital lease obligations and other secured debt	32	32
Other unsecured indebtedness (3)	100	127

Total debt	$3,705	$3,575
Minority interests	236	236
Shareholders’ equity (4)	207	(190)

Total capitalization	$4,148	$3,621

(1)	The as adjusted cash and cash equivalents have increased by $225 million to reflect the receipt of the $690 million of proceeds from the sale of Crown’s plastic closures business, less (a) the cash used to pay the assumed tender offer premium of $283 million, less (b) $25 million in estimated fees and expenses paid in connection with the 2005 refinancing plan, less (c) $157 million of cash used for the repayment of outstanding indebtedness. In the fourth quarter of 2005 the Company expects to contribute approximately $260 million (including $200 million contributed in October 2005) to its pension plans to complete its expected $420 million aggregate contribution during 2005. Holders of repurchased second and third priority notes will also receive payment from Crown for accrued but unpaid interest to the date of the repayment, which Crown estimates to be approximately $45 million (assuming a repayment date of November 18, 2005).
(2)	Crown has commenced tender offers for any and all outstanding secured second and third priority notes as part of the refinancing. To the extent that any of such notes remain outstanding after consummation of the refinancing and sale of the new notes, the amount of adjusted indebtedness associated with such notes would increase and Crown intends to reduce initial borrowings under the new senior secured revolving credit facilities.
(3)	The as adjusted other unsecured indebtedness reflects the write off of $27 million of unamortized interest rate swap termination costs.
(4)	As adjusted, shareholders’ equity has been decreased by $397 million to reflect the write off of (a) $283 million premium paid, plus (b) $84 million of unamortized debt issuances fees, plus (c) $27 million of unamortized interest rate swap termination costs, plus (d) $3 million of estimated fees and expenses paid in connection with the tender offers.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed financial statements are presented to illustrate the effects of the 2005 refinancing plan and the sale of Crown’s plastic closures business on the historical financial position and results of operations of Crown. Historical amounts for the year ended December 31, 2004 are derived from Crown’s audited 2004 consolidated financial statements. Historical amounts as of and for the nine months ended September 30, 2005 and September 30, 2004 are derived from Crown’s unaudited consolidated financial statements.

The statements reflect adjustments for the completion of Crown’s 2005 refinancing plan and the sale of Crown’s plastic closures business. The pro forma adjustments are based upon available information and certain assumptions that Crown believes are reasonable under the circumstances. These adjustments are more fully described in the notes to the pro forma consolidated condensed financial statements below.

The unaudited pro forma consolidated condensed balance sheet at September 30, 2005 assumes that the 2005 refinancing plan and the sale of the plastic closures business took place on that date. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2004 and the nine months ended September 30, 2004 assumes that the 2005 refinancing plan and the sale of the plastic closures business took place on January 1, 2004, the beginning of Crown’s 2004 fiscal year. The unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 2005 assumes that the 2005 refinancing plan and the sale of the plastic closures business took place on January 1, 2005, the beginning of Crown’s 2005 fiscal year. Such information is not necessarily indicative of the financial position or results of operations of Crown that would have occurred if the 2005 refinancing plan and the sale of the plastic closures business had been consummated as of the dates indicated, nor should it be construed as being a representation of the future financial position or results of operations of Crown.

The unaudited pro forma consolidated condensed financial statements of Crown should be read in conjunction with Crown’s consolidated financial statements, the related notes and the other financial information.

Crown cannot assure you that Crown’s 2005 refinancing plan will be consummated as described herein.

Unaudited Pro Forma Consolidated Condensed Balance Sheet

As of September 30, 2005

(in millions)

	Historical Amounts	Disposition Adjustments (1)	Pro Forma for Disposition	Refinancing/ Other Adjustments		Pro Forma for Refinancing
Assets
Current assets
Cash & cash equivalents	$275	$690	$965	$(465	)(2)	$500
Receivables	944		944			944
Inventories	856		856			856
Prepaid expenses and other current assets	76		76			76
Assets held for sale	890	(890)	—			0

Total current assets	3,041	(200)	2,841	(465)		2,376
Goodwill, net of amortization	2,038		2,038			2,038
Property, plant and equipment	1,636		1,636			1,636
Other non-current assets	1,013		1,013	(62	)(3)	951

Total assets	$7,728	$(200)	$7,528	$(527)		$7,001

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt	$63		$63	$5	(4)	$68
Current maturities of long-term debt	24		24			24
Accounts payable and accrued liabilities	1,749		1,749			1,749
Income taxes payable	46		46			46
Liabilities held for sale	200	$(200)	—			0

Total current liabilities	2,082	(200)	1,882	5		1,887
Long-term debt, excluding current maturities	3,618		3,618	(135	)(5)	3,483
Post-retirement and pension liabilities	971		971			971
Other non-current liabilities	614		614			614
Minority interests	236		236			236
Shareholders’ equity	207		207	(397	)(6)	(190)

Total liabilities & shareholders’ equity	$7,728	$(200)	$7,528	$(527)		$7,001

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Year Ended December 31, 2004

(in millions)

	Historical Amounts	Refinancing Adjustments		Pro Forma for Refinancing
Net Sales	$6,531			$6,531
Cost of products sold (excluding depreciation and amortization)	5,463			5,463
Depreciation and amortization	263			263
Selling and administrative expense	318			318
Provision for asbestos	35			35
Provision for restructuring	7			7
Provision for asset impairments and loss/gain on sale of assets	47			47
Loss/(gain) on early extinguishment of debt	39	$410	(7)	449
Interest expense, net of interest income	353	(143	)(9)	210
Translation and exchange adjustments	(98)			(98)

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	104	(267)		(163)
Provision for income taxes	61	(9	)(10)	52
Minority interests, net of equity earnings	(27)			(27)

Income from continuing operations	$16	$(258)		$(242)

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Nine Months Ended September 30, 2005

(in millions)

	Historical Amounts	Total Refinancing Adjustments		Pro Forma for Refinancing
Net Sales	$5,279			$5,279
Cost of products sold (excluding depreciation and amortization)	4,381			4,381
Depreciation and amortization	188			188
Selling and administrative expense	262			262
Provision for restructuring	3			3
Provision for asset impairments and loss/gain on sale of assets	(22)			(22)
Loss/(gain) on early extinguishment of debt	2	$397	(6)	399
Interest expense, net of interest income	277	(114	)(9)	163
Translation and exchange adjustments	76			76

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	112	(283)		(171)
Provision for income taxes	13			13
Minority interests, net of equity earnings	(22)			(22)

Income from continuing operations	$77	$(283)		$(206)

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Nine Months Ended September 30, 2004

(in millions)

	Historical Amounts	Total Refinancing Adjustments		Pro Forma for Refinancing
Net Sales	$4,946			$4,946
Cost of products sold (excluding depreciation and amortization)	4,117			4,117
Depreciation and amortization	197			197
Selling and administrative expense	236			236
Provision for restructuring	1			1
Provision for asset impairments and loss/gain on sale of assets
Loss/(gain) on early extinguishment of debt	37	$406	(8)	443
Interest expense, net of interest income	265	(129	)(9)	136
Translation and exchange adjustments	(7)			(7)

Income/(loss) from continuing operations before income taxes, minority interests and equity earnings	100	(277)		(177)
Provision for income taxes	37	(9	)(10)	28
Minority interests, net of equity earnings	(18)			(18)

Income from continuing operations	$45	$(268)		$(223)

(1)	Reflects the net proceeds of $690 million from the sale of Crown’s plastic closures business and the removal of the asset and liabilities held for sale.
(2)	Reflects (a) the cash used to pay the tender offer premium of $283 million (assuming repurchase of all outstanding second and third priority notes and a bid side yield of the 3.375% U.S. Treasury Note due February 28, 2007 of 4.430%, a bid side yield of the 4.0% OBL #139 due February 16, 2007 of 2.585%, and a bid side yield of the 3.375% U.S. Treasury Note due February 15, 2008 of 4.502%), (b) $22 million in estimated fees and expenses paid in connection with the refinancing, (c) $157 million of cash used for the repayment of outstanding indebtedness, (d) $3 million of estimated fees and expenses paid in connection with the tender offers.
(3)	Reflects $22 million of estimated fees and expenses to be paid in connection with the 2005 refinancing plan which will be amortized over the life of the notes and Crown’s new credit facilities, less the write off of $84 million of unamortized debt issuances fees on indebtedness to be repaid in connection with the 2005 refinancing plan.
(4)	Reflects $5 million of the current portion of the new term loan.
(5)	Reflects the repayment of $157 million of outstanding indebtedness, plus the write off of $27 million of unamortized interest rate swap termination costs and $5 million reclassification of the current portion of the new term loan.
(6)	Reflects the write off of (a) $283 million tender offer premium to be paid, (b) $84 million of unamortized debt issuances fees, (c) $27 million of unamortized interest rate swap termination costs, plus (d) $3 million of estimated fees and expenses to be paid in connection with the tender offers.
(7)	Reflects the write off of (a) $283 million tender offer premium to be paid, (b) $99 million of unamortized debt issuances fees, (c) $25 million to retire outstanding interest rate swap, and (d) $3 million of estimated fees and expenses to be paid in connection with the tender offers.
(8)	Reflects the write off of (a) $283 million premium to be paid, plus (b) $96 million of unamortized debt issuances fees, plus (c) $24 million to retire outstanding interest rate swap and (d) $3 million of estimated fees and expenses paid in connection with the tender offers.
(9)	Reflects the interest expense impact based on the following assumptions:

•	Crown borrows $250 million under the term loan facility at LIBOR plus 150 basis points. The assumed rate is 6.0%.

•	Crown borrows $250 million U.S. dollar euro equivalent under term loan facility at EURIBOR plus 150 basis points. The rate is assumed to be 3.9%.

•	Crown issues $600 million of senior notes due , 2015 at an assumed interest rate of 7.25%.

•	Crown issues $500 million of senior notes due , 2013 at an assumed interest rate of 7.125%.

•	Crown European Holdings enters into an $800 million cross-currency swap of interest and principal to hedge its U.S. dollar loan with Crown Americas. The hedge yields an interest savings of 1.83%.

•	Crown enters into an $800 million revolving credit facility which consist of a U.S. Facility of $410 million and a $40 million Canadian facility at LIBOR plus 150 basis points and a $350 million multicurrency facility at EURIBOR plus 150 basis points. The interest rate is assumed to be 6.0% on the U.S. and Canadian facilities on the average outstanding balances of $262 million and $270 million for the nine month periods ended September 30, 2005 and September 30, 2004, respectively, and $192 million for the twelve months ended December 31, 2004. The interest rate is assumed to be 3.9% on the multicurrency facility on the average outstanding balances of $262 million and $270 million for the nine month periods ended September 30, 2005 and September 30, 2004, respectively, and $192 million for the twelve months ended December 31, 2004.

•	Crown pays a commitment fee of 37.5 basis points commitment fee on the undrawn portion of the $800 million proposed new revolving credit facility of $1 million for the nine months ended September 30, 2005 and September 30, 2004, respectively, and $2 million for the twelve months ended December 31, 2004.

•	Crown pays a 150 basis point fee on $80 million, $82 million and $81 million of average outstanding letters of credit for the periods ended September 30, 2005, September 30, 2004 and December 31, 2004, respectively.

•	The reversal of $6 million, $9 million and $10 million in historical interest expense on borrowings under Crown’s existing credit facility at a weighted average interest rate of 6.6%, 5.9% and 5.9% for the periods ended September 30, 2005, September 30, 2004 and December 31, 2004, respectively.

•	The reversal of $11 million, $14 million and $19 million in historical amortization of debt issuance fees on indebtedness paid in connection with the refinancing for the nine and twelve month periods ended September 30, 2005, September 30, 2004 and December 31, 2004, respectively.

•	The reversal of the historical commitment and letter of credit fees of $2 million, $2 million and $3 million for the nine and twelve month periods ended September 30, 2005 and December 31, 2004, respectively.

•	The amortization of $2 million, $2 million and $3 million in estimated fees to be paid in connection with the 2005 refinancing plan during the periods ended September 30, 2005, September 30, 2004 and December 31, 2004, respectively.

•	The reversal of the historical interest expense of $164 million, $163 million and $218 million for the nine and twelve month periods ended September 30, 2005, September 30, 2004 and December 31, 2004, respectively. These adjustments assume all of the outstanding $1,085 million 9 1/2% second priority notes, $725 million of 10 7/8% third priority notes and €285 million ($343 million U.S. dollar equivalent) 10 1/4% second priority notes are repaid in full.

A 0.5% movement in LIBOR would change annual interest expense on $1.0 billion of average outstanding variable debt by $5 million as of December 31, 2004.
(10)	Reflects the tax benefit associated with lower interest that will be recognized outside the United States.

Risks Related to Crown’s Business

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown Cork’s cash flow and negatively impact Crown Cork’s financial condition.

Crown Cork is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown Cork recorded pre-tax charges of $51 million, $30 million, $44 million and $35 million to increase its accrual for asbestos-related liabilities in 2001, 2002, 2003 and 2004 respectively. As of September 30, 2005, Crown Cork’s accrual for pending and future asbestos-related claims was $215 million and Crown Cork estimates that its range of potential liability for pending and future asbestos claims that are probable and estimable is between $215 million and $333 million. Crown Cork’s accrual includes estimates for probable costs for claims through the year 2014. The upper end of Crown Cork’s estimated range of possible asbestos costs of $333 million includes claims beyond that date. Assumptions underlying the accrual and the range of potential liability include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that the Texas, Florida, Pennsylvania, Mississippi and Ohio asbestos legislation described in Crown’s consolidated financial statements are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states, and other states where Pennsylvania law may apply.

Crown Cork made cash payments of $114 million, $68 million, $41 million and $18 million in 2002, 2003, 2004, and the first nine months of 2005, respectively, for asbestos-related claims and it expects to make additional asbestos-related cash payments of approximately $12 million for the remainder of 2005, of which approximately $5 million will be for committed settlements. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related pay-outs and defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve and range of potential liabilities) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which Texas, Florida, Ohio and Mississippi statutes relating to asbestos liability are upheld and/or applied by Texas, Florida, Ohio and Mississippi courts, respectively, the extent to which a Pennsylvania statute relating to asbestos liability is upheld and/or applied by courts in states other than Pennsylvania, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation, including potential U.S. federal legislation described in Crown’s consolidated financial statements. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual and range of potential liability, which could reduce Crown’s cash flow and impair Crown’s ability to satisfy its obligations under the notes. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Provision for Asbestos,” “—Critical Accounting Policies,” “Crown’s Business—Legal Proceedings,” “Note K—Provision for Asbestos” to the 2004 Consolidated Financial Statements of Crown Holdings, Inc. and “Note K—Asbestos-Related Liabilities” to the Unaudited Consolidated Financial Statements of Crown Holdings, Inc.

Crown has significant pension plan obligations worldwide and significant underfunded U.S. post-retirement obligations, which could decrease cash available to satisfy obligations under the notes.

Pension contributions and payments under Crown’s retiree medical plans may decrease cash available to pay Crown’s obligations under the notes. Crown sponsors various pension plans worldwide, with the largest funded plans in the UK, U.S. and Canada. In 2000, 2001, 2002, 2003 and 2004, Crown contributed $26 million, $118 million, $144 million, $122 million and $171 million, respectively, to these plans and currently anticipates its 2005 funding to be approximately $420 million (including $160 million contributed as of September 30, 2005, $200 million contributed in October 2005 and $60 million expected to be contributed in the remainder of 2005). Pension expense in 2005 is expected to decrease to approximately $85 million from $100 million in 2004, primarily due to higher plan assets. A 0.25% change in the expected rate of return would change 2005 pension expense by approximately $10 million. A 0.25% change in the discount rates would change 2005 pension expense by approximately $14 million.

Crown has significant current funding obligations for pension benefits. Crown contributed $125 million to its U.S. pension plan in 2004. Based on current assumptions, Crown’s minimum U.S. pension funding requirement in calendar year 2005 is $86 million. Crown intends to contribute approximately $321 million to its U.S. pension in 2005.

Crown’s U.S. pension plan is significantly underfunded, and its U.S. retiree medical plans are unfunded. As of December 31, 2004, Crown’s U.S. pension plan was underfunded on a termination basis by approximately $741 million. The Crown pension plan assets consist primarily of common stocks and fixed income securities. If the performance of investments in the plan does not meet Crown’s assumptions, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan. In addition, federal legislative proposals have been made that could, if enacted, require Crown to significantly increase its funding obligations to the plan and increase the premiums paid by Crown to the Pension Benefit Guaranty Corporation. The actual impact of this legislation would depend upon the requirements of the legislation if enacted, contributions to and distributions from the pension plan and the investment performance of the assets contributed to the pension plans. An increase in pension contributions could decrease Crown’s cash available to pay its outstanding obligations, including the notes. While its U.S. pension plan continues in effect, Crown continues to incur additional pension obligations.

The Crown pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, and, under certain circumstances, the liability could be senior to the notes.

In addition, as of December 31, 2004, the unfunded “accumulated postretirement benefit obligation,” calculated in accordance with generally accepted accounting principles, for retiree medical benefits was approximately $685 million, based on assumptions set forth in Crown’s consolidated financial statements.

Crown could be liable for Constar’s pension obligations, which could decrease cash available to satisfy obligations under the notes.

Under certain circumstances, Crown may be liable for the pension obligations of Constar International Inc., Crown’s former subsidiary that engaged in an initial public offering in 2002, which could decrease Crown’s cash available to pay its outstanding obligations, including the notes. At the time of the Constar initial public offering, Constar assumed sponsorship of the Crown pension plan which covered all active and former hourly employees and certain former salaried employees of Constar. Such plan was underfunded by approximately $24 million when it was assumed by Constar. The Constar pension plan is subject to ERISA. Under ERISA, the PBGC has the authority to terminate an underfunded plan under certain circumstances. If the Constar pension plan is terminated within five years of the completion of the Constar initial public offering, the PBGC may bring a claim under ERISA to hold Crown liable for the Constar pension plan underfunding if it is determined that a principal purpose of the Constar initial public offering was to evade pension liability. Crown does not believe that is the case. The actual amount for which Crown may become liable in the future depends on the future funding status of the Constar pension plan. In any case, if this claim is brought against Crown in the future, it may be costly to defend and the claim may reduce Crown’s liquidity.

Crown has had net operating losses in the past and may not generate profits in the future.

Operating losses could limit Crown’s ability to service its debt and fund its operations. For the fiscal years ended December 31, 2001, 2002 and 2003, Crown had consolidated losses before cumulative effect of a change in accounting of approximately $976 million, $191 million and $32 million. Crown had net income of $51 million for the fiscal year ended December 31, 2004. For the nine months ended September 30, 2005, Crown had net income of $96 million. However, Crown may not generate net income in the future.

Crown’s principal markets are subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

The worldwide food and beverage can markets have experienced limited growth in demand in recent years. Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This led to overcapacity and price competition among food and beverage producers, as capacity growth outpaced the growth in demand for food and beverage cans. These market conditions reduced product prices, which contributed to declining revenue and net income and increasing debt balances that Crown experienced in the past. The North American food and beverage can market, in particular, is considered to be a mature market, characterized by slow growth and a sophisticated distribution system. Price-driven competition has increased as producers seek to capture more sales volumes in order to keep their plants operating at optimal levels and reduce unit costs.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass and plastic, particularly from producers of plastic food and beverage containers, whose market has grown substantially over the past several years. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, and some of its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the fiscal years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005, Crown derived approximately 61%, 68%, 69% and 70%, respectively, of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. In connection with the 2005 refinancing plan, Crown expects to enter into currency swaps to convert an aggregate of approximately $800 million into euros. Crown’s translation and exchange adjustments reduced reported income before tax by $26 million in 2002 and by $76 million in the first nine months of 2005, and increased reported income before tax by $207 million in 2003 and by $98 million in 2004. Although Crown may use currency exchange rate protection agreements from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Market Risk.”

Crown’s international operations are subject to various risks that may lead to decreases in its financial results.

The risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 61%, 68%, 69% and 70% of its consolidated net sales in 2002, 2003 and 2004, and the first nine months of 2005, respectively. The business strategy of Crown includes continued expansion of international activities. However, Crown’s international operations are subject to various risks associated with operating in foreign countries, including:

•	restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	exchange controls, such as those found in Thailand;

•	national and regional labor strikes;

•	political, social and economic instability;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	hyperinflation and currency devaluation in certain foreign countries, including the countries of Eastern Europe and Turkey, where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to service the notes; and

•	war, civil disturbance and acts of terrorism.

In addition to the risks listed above, adverse economic conditions in Argentina and Brazil contributed to reduced sales in those jurisdictions from 2001 levels and a $25 million write down of Crown’s assets in Argentina in 2003. While the reduction in sales in Argentina and Brazil is not likely to have a material impact on noteholders, there can be no guarantee that a continued deterioration of economic conditions in those or other countries would not have a material impact.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products.

Crown uses various raw materials, such as aluminum and steel for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future. Moreover, the prices of certain of these raw materials, such as aluminum, steel and resin, have historically been subject to volatility. In addition, the political situation in Iraq and other petroleum exporters, along with weather-related events in the United States may cause additional volatility in the price of petrochemicals. Supplier consolidations and recent government regulations provide additional uncertainty as to the level of prices at which Crown might be able to source raw materials in the future.

As a result of steel price increases, in 2005 Crown implemented significant price increases in all of its steel product categories. To date, the impact on Crown’s earnings has not been material as a result of the pass–through of increased costs to customers. However, there can be no assurance that Crown will be able to fully recover from its customers the impact of steel surcharges or price increases. In addition, if Crown is unable to purchase steel for a significant period of time, Crown’s steel–consuming operations would be disrupted. Crown is continuing to monitor this situation and the effect on its operations.

Crown may be subject to adverse price fluctuations and surcharges, including recent steel price increases discussed above, when purchasing raw materials and it may be unable to increase its prices to offset unexpected increases in raw material costs without suffering reductions in unit volume, revenue and operating income. If any of Crown’s principal suppliers were to increase their prices significantly, impose substantial surcharges or were unable to meet its requirements for raw materials, either or both of its revenues or profits would decline.

In addition, the manufacturing facilities of Crown are dependent, in varying degrees, upon the availability of processed energy, such as natural gas and electricity. Certain of these energy sources may become difficult or impossible to obtain on acceptable terms due to external factors, which could increase Crown’s costs or interrupt its business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages, aerosol and health and beauty products to consumers. Although no one customer accounted for more than 10% of its net sales in 2002, 2003, or 2004, the loss of any of its major customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce Crown’s profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental requirements affecting Crown’s operations. For example, anticipated future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations.

A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase Crown’s costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Environmental Matters.”

Crown has written down a significant amount of goodwill, and a further writedown of goodwill would result in lower reported net income and a reduction of its net worth.

Further impairment of Crown’s goodwill would require additional write-offs of goodwill, which would reduce Crown’s net income in the period of any such write-off. At September 30, 2005, the carrying value of Crown’s goodwill was approximately $2.0 billion. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under the standard, Crown is no longer required to or permitted to amortize goodwill reflected on its balance sheet. It is, however, required to evaluate goodwill reflected on its balance sheet when circumstances indicate a potential impairment and at least annually, under the new impairment testing guidelines outlined in the standard. If it determines that the goodwill is impaired, Crown would be required to write-off a portion or all of the goodwill. Crown adopted this standard on January 1, 2002 and recorded a noncash, non-tax deductible impairment charge of $1.0 billion, reported as the cumulative effect of a change in accounting.

If Crown fails to retain key management and personnel Crown may be unable to implement its business and financial improvement plan.

Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business and financial improvement plan.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized. Although Crown considers its current relations with its employees to be generally good, a prolonged work stoppage or strike at any facility with unionized employees could increase Crown’s costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, recent price increases by one of Crown’s suppliers, and actions arising out of the normal course of business, in addition to asbestos-related litigation described in “—Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown Cork’s cash flow and negatively impact Crown Cork’s financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal caps and closures. Crown believes that, based on the number of units sold, it is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is the second largest producer of aerosol cans in the world and the largest rigid packaging company in Europe and Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market specific dislocations in specific countries or regions. At September 30, 2005, Crown operated 154 plants along with sales and service facilities throughout 40 countries and had approximately 25,000 employees. Consolidated net sales during the nine month period ended September 30, 2005 were $5.3 billion with approximately 70% of net sales during the nine month period ended September 30, 2005 derived from operations outside the United States, of which 75% of these non-U.S. revenues were derived from operations in the European operating segment. Consolidated net sales in 2004 were $6.5 billion with over 69% of 2004 net sales derived from operations outside the United States, of which 76% of these non-U.S. revenues were derived from operations in the European operating segment.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 154 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale. Specifically, Crown believes that:

–	Crown is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans, based on the number of units sold.

–	Crown is the largest rigid packaging company in Europe and Asia, excluding Japan.

–	Crown is the second largest global producer of aerosol cans for personal care, food, household and industrial products.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish & Newcastle and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

–	Crown is continually looking to improve prices to ensure adequate recovery of costs and margin improvement.

–	Crown is continually looking for opportunities to contain costs. For example, since 2000, Crown has closed 19 plants.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent innovations include:

–	The “SuperEnd™” for beverage cans, which requires less metal than existing ends, without any reduction in strength. The SuperEnd™ also offers improved pourability, drinkability, ease-of-opening and appearance.

–	Next generation easy-open low energy (“EOLE™”) full pull-out steel food can ends. This end design allows the end to be removed by hand with less strength than competing easy-open food ends.

–	Peel Seam™ aluminum foil laminated ends for food. This peelable, flexible lid features a small tab for easy lifting and enables consumers to open the can smoothly and leaves no sharp edges.

–	Patented composite (metal and plastic) closures including Crown’s “Ideal™” product line. These closures offer improved barrier performance and tamper resistance while requiring less strength to open than standard closures. Crown supplies composite closures to customers including Abbott Laboratories (Ensure), Campbell Soup (Prego), PepsiCo (Tropicana) and Unilever (Ragu).

–	High value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

–	Crown intends to selectively license its proprietary technologies and has licensed SuperEnd™, can shaping and BiCan™ technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

–	All levels of Crown’s management participated in the price increase and working capital reduction programs and are committed to maintaining prices at or above current levels and minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, pursuing projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and improvements in productivity and material usage.

–	Crown uses a common, company-wide management and execution system known as the World Class Performance process.

–	The process is designed to establish performance metrics that are consistent throughout Crown, providing a common “language” for all Crown managers and employees.

–	Not only are Crown’s management and employees committed to the system, but through steering committees and employee teams, they are also key components of the system.

–	Crown has always focused on being an efficient low cost producer. This focus is system wide. It begins at the procurement process, continues through the manufacturing facilities and then throughout Crown.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

–	Crown has introduced the economic profit concept, which requires each business unit to meet targeted returns on the capital that it employs.

–	Crown successfully implemented a working capital reduction program. The program continues to focus on collection of overdue accounts, reduction of inventory and renegotiation and shortening of accounts receivable payment terms.

–	Crown will continue to focus its capital expenditures on projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

–	In 2002, Crown divested non-core assets, including 89.5% of the equity interests of Constar, for proceeds of $661 million net of underwriting discounts and other expenses.

–	In 2005, Crown divested its plastic closures business for an aggregate purchase price of approximately $750 million, which included the assumption of certain liabilities. Net cash proceeds from the sale were approximately $690 million, which is subject to final working capital, net debt and certain other adjustments.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

–	Crown recently introduced its “SuperEnd™” beverage can end. The SuperEnd™ requires less metal than existing ends without any reduction in strength. The SuperEnd™ is more attractive to consumers than existing ends due to improved pourability, drinkability, ease-of-opening and appearance. Crown recently announced that it had produced its 25th billion SuperEnd™ beverage end.

–	Crown will seek to capitalize on its successful introduction of higher value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

–	Crown will seek to build on its recently developed “family” of Lift Off™ food ends including its EOLE™ (easy-open low energy) full pull-out steel can ends and Peel Seam™, a flexible aluminum foil laminated end.

–	Crown also hopes to capitalize on its patented composite (metal and plastic) closures, which include the “Ideal™” product line. These closures are gaining acceptance by customers for use on both plastic and glass containers. Composite closures provide improved barrier performance and tamper-resistance combined with greater ease of opening, and offer an excellent billboard for graphics.

–	Crown intends to selectively license its proprietary technologies and has licensed SuperEnd™, can shaping and BiCan™ technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

Business Segments

Crown’s business is organized on the basis of geographic regions with three reportable segments: Americas, Europe and Asia-Pacific. The Americas includes the United States, Canada, Mexico and Central and South America. Europe includes Europe, Africa and the Middle East. Asia-Pacific includes China and Southeast Asia.

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and to qualify those suppliers on the basis of their ability to provide service globally and to create innovative designs and technologies in a cost-effective manner. Crown believes it is well positioned to provide its global customers with value-added products given its technological leadership position within the packaging industry and its leading market positions within North America, Europe and Asia.

Ongoing productivity improvements and cost reduction efforts in recent years have focused on upgrading and modernizing facilities to reduce costs, improve efficiency and productivity and phase out uncompetitive facilities. These actions reflect Crown’s continued commitment to realign the manufacturing facilities within its operating segments with the intent to maintain its competitive position in its markets. Crown believes that its restructuring and capital investment programs have maintained a modern and efficient asset base.

Financial information concerning Crown’s operations in its three operating segments, Americas, Europe and Asia-Pacific, and within selected geographic areas is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Net Sales” and “—Segment Income” and under Note W to Crown’s audited consolidated financial statements, which information is incorporated herein by reference.

Americas

The Americas operating segment manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps and beauty care packaging. At September 30, 2005, the Americas operated 61 plants and had approximately 7,500 employees.

For 2004, the Americas had net sales of $2.7 billion (42% of consolidated net sales) and segment income of $172 million. Approximately 73% of segment net sales were derived from within the United States. Approximately 80% of segment net sales were for beverage and food cans and ends.

For the nine month period ended September 30, 2005, the Americas had net sales of $2.17 billion (41% of consolidated net sales) and segment income of $170 million as compared to net sales of $2.05 billion (41% of consolidated net sales) and segment income of $140 million for the nine month period ended September 30, 2004. Approximately 72% of segment net sales were derived from within the United States for the nine month period ended September 30, 2005 as compared to 74% for the nine month period ended September 30, 2004. Approximately 80% of segment net sales were for beverage and food cans and ends for the nine month periods ended September 30, 2005 and 2004.

Based on sales, Crown believes that it is one of the top four producers of steel and aluminum beverage cans, food cans, and aerosol cans in the Americas.

Europe

The European operating segment, which includes the Middle East and Africa, manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps, high density polyethylene containers, beauty care packaging and canmaking equipment. At September 30, 2005, the segment operated 79 plants and had approximately 15,000 employees.

For 2004, Europe had net sales of $3.5 billion (53% of consolidated net sales) and segment income of $339 million. Net sales in the United Kingdom of $769 million and France of $734 million represented 22% and 21%, respectively, of segment net sales. Sales in 2004 for food and beverage cans and ends accounted for 71% of segment net sales.

For the nine month period ended September 30, 2005, Europe had net sales of $2.80 billion (53% of consolidated net sales) and segment income of $306 million as compared to net sales of $2.63 billion (53% of consolidated net sales) and segment income of $280 million for the nine month period ended September 30, 2004. Net sales in the United Kingdom of $600 million and France of $560 million represented 22% and 20%, respectively, of segment net sales during the nine month period ended September 30, 2005 as compared to net sales in the United Kingdom of $575 million and France of $559 million represented 22% and 21%, respectively, of segment net sales during the nine month period ended September 30, 2004. Sales for food and beverage cans and ends during the nine month periods ended September 30, 2005 and 2004 accounted for 71% of segment net sales in each period.

Based on sales, Crown believes that it is one of three leading producers of steel and aluminum beverage cans, food cans, and aerosol cans in Europe.

Asia-Pacific

The Asia-Pacific operating segment manufactures beverage, food and aerosol cans and metal caps. At September 31, 2005, the segment operated 14 plants and had approximately 2,000 employees. Asia-Pacific had net sales in 2004 of $361 million (5.5% of consolidated net sales) and segment income of $58 million. Asia-Pacific had net sales during the nine month period ended September 30, 2005 of $313 million (6% of consolidated net sales) and segment income of $40 million as compared to net sales of $265 million (5.4% of consolidated net sales) and segment income of $41 million during the nine month period ended September 30, 2004. Based on sales, Crown believes that it is the largest beverage can producer in Southeast Asia.

Product Overview

Beverage Cans

Crown believes that it is the third largest producer of beverage cans in the world based upon internal estimates and third party research, amounting to approximately 37 billion recyclable beverage cans produced annually in 39 plants worldwide. Crown supplies beverage cans and other packaging products to a wide variety of beverage and beer companies, including Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, InBev, Kroger, Pepsi-Cola and Scottish & Newcastle. Sales of beverage cans in 2004 were $2.6 billion. Sales of beverage cans for the nine month period ended September 30, 2005 were $2.2 billion as compared to $2.0 billion for the nine month period ended September 30, 2004.

The beverage market is dynamic and highly competitive, with each packaging manufacturer striving to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled it to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends and metal bottle caps. Recent innovations include the SuperEnd™ beverage can end and shaped beverage cans.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and is continuing its efforts to reduce can and end diameter, lighten its cans, reduce non-metal costs and restructure production processes.

Crown’s beverage business has been built around local, regional and global markets, which has served to develop its understanding of global consumer expectations. Crown believes that this understanding makes it a leading choice both for the global beverage producer seeking to achieve consistent high standards, and for the local producer seeking to benefit from the resources of a large supplier.

Food Cans

Crown believes that it is the largest manufacturer of metal packaging for food products in the world based upon internal estimates and third party research. Crown produces approximately 18 billion metal food containers annually in 62 plants around the world. Crown manufactures a variety of food cans, including two-and three- piece cans in numerous shapes and sizes, and sells food cans to food marketers such as Bonduelle, Campbell Soup, Conagra, Continentale, H. J. Heinz, Mars, Menu Foods, Nestlé and Premier Foods. Sales of food cans in 2004 were $2.3 billion. Sales of food cans for the nine month periods ended September 30, 2005 and 2004 were $1.8 billion in each year.

Technologies used to produce these cans include three-piece welded, two-piece drawn and wall-ironed, and two-piece drawn and redrawn. Crown has also introduced its Lift Off™ series of food ends, including its EOLE™ (easy-open low energy) full pull-out steel food can ends and Peel Seam,™ a flexible aluminum foil laminated end. Crown’s commitment to innovation has led to developments in packaging materials, surface finishes, can shaping, lithography, sealing and opening techniques and environmental performance.

Crown manufactures conventional and easy-open ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food. In addition, Crown supplies a range of coil shearing, specialty coating, advanced printing and decoration services.

Crown combines food can quality and variety with customer service from a worldwide network of plants and also exports food cans and components to countries lacking manufacturing facilities. Plants are strategically located near markets served, and Crown believes its plants are among the most efficient facilities in the canmaking business. Crown believes that its broad geographic presence, state-of-the-art technology and high level of customer service make it a preferred supplier of metal packaging to many global food marketing companies, regional food packers and family-owned businesses.

Aerosol Cans

Crown believes that it is one of the largest manufacturers of aerosol cans in the world, producing approximately 2.3 billion cans annually in 12 manufacturing sites. Crown believes that it has the leading market share position in Europe and the second largest position in the U.S. Crown’s customers for aerosol cans include manufacturers of personal care, food, household and industrial products, including CCL Industries, Procter & Gamble, S.C. Johnson and Unilever. The aerosol can business, while highly competitive, is marked by its high value-added service to customers. Such value-added services include, among others, the ability to manufacture multiple sizes, and design customer labels and multiple color schemes.

Specialty Packaging

Crown believes that it is one of the world’s leading manufacturers of specialty packaging for consumer and industrial products. Crown’s specialty packaging business is located primarily in Europe and serves many major European and multinational companies. Crown produces a wide variety of specialty containers, with numerous lid and closure variations. Crown’s specialty packaging customers include Akzo Nobel, Bristol-Myers Squibb, Danone, Nestlé, Teisseire, United Biscuits and Wrigley.

In the consumer market, Crown manufactures a wide variety of tinplate containers for cookies and cakes, tea and coffee, confectionery, giftware, personal care, tobacco, wines and spirits, as well as non-processed food products. In the industrial market, Crown manufactures tinplate containers for paints and inks, do-it-yourself products, and chemical, automotive and household products.

Metal Closures

As an early pioneer in the metal closure business, Crown offers a wide variety of closures and sealing equipment solutions. For decades, it has provided innovative products and services to leading food and beverage marketers. Today, Crown serves customers such as Abbott Laboratories, H. J. Heinz, Nestlé, Novartis and Unilever from a network of metal closure plants around the world. Crown supplies total packaging solutions, including closures, capping systems and services while working closely with customers, retailers and glass manufacturers to develop innovative closure solutions and meet customer requirements. Its metal closure plants benefit from extensive technical expertise, state-of-the-art research and development capabilities and world-class manufacturing processes.

Crown strives to continuously improve its metal closure design and printing technology to better support customers’ marketing programs and promotional activities. Crown offers expertise in closure design and decoration, ranging from high quality printing of the closure in up to nine colors, to inside-the-cap printing, which offers customers new promotional possibilities.

Beauty Care

Crown believes that it is a leading producer of packaging for lipsticks and eye care products and fragrance closures. It services the world’s leading cosmetics and beauty care companies. Crown offers the advantages of a global, single-source packaging partner. Crown strives to use innovative design and engineering coupled with advanced manufacturing and decorating capabilities to meet the high quality standards and the demanding deadlines of its global customers. Crown’s beauty customers include Avon, Estée Lauder, L’Oreal and Procter & Gamble.

Sales and Distribution

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and qualify those suppliers on the basis of their ability to provide global service and to create innovative designs and technologies in a cost-effective manner.

With its global reach, Crown markets and sells products to customers through its own sales and marketing staff located within each operating segment. Regional sales personnel support the segments’ sales staffs. Contracts with global suppliers are centrally negotiated, although products are ordered through and distributed directly by each plant. Facilities are generally located in proximity to their respective major customers. Crown maintains contact with customers in order to develop new business and to extend the terms of its existing contracts.

Many customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling working capital levels. Crown schedules its production to meet customer requirements. Because the production time for Crown’s products is short, any backlog of customer orders in relation to overall sales is immaterial.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, quality, service, and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers who manufacture containers for their own use and for sale to others. Crown’s multinational competitors include, but are not limited to, Amcor Limited, Ball Corporation, BWAY Corporation, Impress Holdings B.V., Metal Container Corporation, Rexam Plc, Silgan Holdings Inc. and U.S. Can Corporation.

Customers

Crown’s largest customers consist of many of the leading manufacturers and marketers of packaged products in the world. Consolidation trends among beverage and food marketers has led to a concentrated customer base. Crown’s top ten global customers represented approximately 25% of its 2004 net sales. Crown’s top ten global customers represented approximately 26% of its net sales for both six month periods ended June 30, 2005 and 2004, respectively.

In each of the years in the period 2002 through 2004, and during the six month period ended June 30, 2005, no one customer of Crown accounted for more than ten percent of Crown’s net sales. Each operating segment of Crown has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment or Crown as a whole. Major customers include such companies as Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish & Newcastle and Unilever, along with other leading companies that manufacture and market a variety of consumer products. In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies their respective independent licensees.

Research and Development

Crown’s principal Research, Development & Engineering (RD&E) centers are located in Alsip, Illinois and Wantage, England. Crown uses its RD&E capabilities to (i) promote development of value-added packaging systems, (ii) design cost-efficient manufacturing systems and materials that also provide continuous quality improvement, (iii) support technical needs in customer and vendor relationships, and (iv) provide engineering services for Crown’s worldwide packaging activities. These capabilities allow Crown to identify market opportunities by working directly with customers to develop new products, such as the creation of new packaging shapes.

Recent innovations include:

•	High value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

•	The SuperEnd™ for beverage cans, which requires less metal than existing ends without any reduction in strength. The SuperEnd™ also offers improved pourability, drinkability, ease-of-opening and appearance.

•	Patented composite (metal and plastic) closures including Crown’s “Ideal™” product line. These closures offer improved barrier performance and tamper resistance while requiring less strength to open than standard closures. Crown supplies composite closures to customers including Abbott Laboratories (Ensure), Campbell Soup (Prego), PepsiCo (Tropicana) and Unilever (Ragu).

•	Next generation easy-open low energy (“EOLE™”) full pull-out steel food can ends. This end design allows the end to be removed by hand with less strength than competing easy-open food ends.

•	A family of Peel Seam™ flexible lidding for cans that provides exceptional ease of opening, high quality graphics and can still be applied with traditional closing technology.

Crown intends to selectively license its proprietary technologies and has licensed SuperEnd,™ can shaping and BiCan™ technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

Crown spent $32 million on RD&E activities during the nine month period ended September 30, 2005 as compared to $30 million during the nine month period ended September 30, 2004. Crown spent $39 million in 2004, $36 million in 2003 and $35 million in 2002 on RD&E activities. Certain of these activities are expected to improve and expand Crown’s product lines in the future. Expenditures were also made to improve manufacturing efficiencies and reduce unit costs, principally raw material costs, by reducing the material content of containers while improving or maintaining other physical properties, such as material strength. The costs incurred were associated with a number of products in varying stages of development.

Materials and Suppliers

Crown in its manufacturing operations uses various raw materials, including aluminum and steel for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging. In general, these raw materials are purchased in highly competitive, price-sensitive markets which have historically exhibited price and demand cyclicality. These materials and others used in the manufacturing process have historically been available in adequate supply from multiple sources. Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries in which it operates plants. Some plants in developing countries, which do not have local mills, obtain raw materials from nearby, more-developed countries. Crown has agreements for what it considers adequate supplies of raw materials. However, sufficient quantities may not be available in the future due to, among other things, temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. From time to time, some of the raw materials have been in short supply, but to date, these shortages have not had a significant impact on Crown’s operations.

In 2004, consumption of steel, aluminum and resin represented approximately 29%, 26% and 1%, respectively, of consolidated cost of products sold, excluding depreciation and amortization. Due to the significance of these raw materials to overall cost of products sold, raw material efficiency is a critical cost component of the products manufactured. Supplier consolidations, recent government regulations, political unrest and global or local demand for raw materials in the packaging and other industries, among other risk factors, provide uncertainty as to the level of prices at which Crown might be able to source such raw materials in the future. Moreover, the prices of certain of these raw materials, such as aluminum, steel and resin, have at times been subject to volatility. Generally, Crown has sales contracts in place which allow it to pass-through higher raw material costs. However, there can be no assurance that Crown will be able to fully recover higher raw material costs from its customers.

Crown’s average steel price increased 5% in 2004 and continued to increase during 2005. Price increases in the United States were higher as the suppliers commenced assessing a price surcharge on Crown’s purchases of steel. Suppliers have indicated that a shortage of raw materials to produce steel and increased global demand, primarily in China, have combined to create the need for steel price increases for their customers. Several suppliers have also indicated that they intend to further increase steel prices, and that the current market environment has resulted in a tighter supply of steel which could require allocation among their steel purchasing customers. As a result of steel price increases, in 2005 Crown implemented significant price increases in all of its steel product categories. To date, the impact on Crown’s earnings has not been material as a result of the pass–through of increased costs to customers. However, there can be no assurance that Crown will be able to fully recover from its customers the impact of steel surcharges or price increases. In addition, if Crown is unable to purchase steel for a significant period of time, Crown’s steel–consuming operations would be disrupted. Crown is continuing to monitor this situation and the effect on its operations.

The average price of aluminum ingot on the London Metal Exchange (“LME”) increased approximately 15% in 2004 compared to 5% in 2003 and continued to increase in 2005. In an effort to reduce the impact of volatile aluminum prices on North American operations, Crown in North America has entered into contracts with its suppliers of aluminum can and end sheet that, by formula, guarantee prices for a period of six months. The pricing structure is directly tied to a rolling average of the prior six months market price of aluminum ingot on the LME. Further, ceiling prices have been established under these contracts that set maximum prices that Crown would pay for aluminum. Crown’s beverage can and end sales contracts in North America contain similar provisions that adjust selling prices to the customers based on changes in the market price of aluminum.

Seasonality

Food packaging products accounted for 35% of consolidated net sales during the nine month period ended September 30, 2005 as compared to 36% during the nine month period ended September 30, 2004. Food packaging products accounted for 36% of 2004 consolidated net sales. The food can business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period in the Northern Hemisphere ends and new crops are not yet planted. The industry enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Weather represents a substantial uncertainty in the yield of food products and is a major factor in determining the demand for food cans in any given year.

Crown’s metal beverage container business is predominantly located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during warmer months of the year and sales and earnings have generally been higher in the second and third quarters of the calendar year.

Crown’s other businesses include aerosol, specialty and beauty care packaging, canmaking equipment and various other products which tend not to be significantly affected by seasonal variations.

Environmental Matters

Crown’s operations are subject to numerous laws and regulations governing the protection of the environment, disposal of waste, discharges into water, emissions into the atmosphere and the protection of employee health and safety. Future regulations may impose stricter environmental requirements on the packaging industry and may require additional capital investment. Anticipated future restrictions in some jurisdictions on the use of certain coatings may require Crown to employ additional control equipment or process modifications. Crown has a Corporate Environmental Protection Policy, and environmental considerations are among the criteria by which Crown evaluates projects, products, processes and purchases. While Crown does not believe that any of the foregoing matters are likely to have a material effect, there can be no assurance that current or future environmental laws or remediation liabilities will not have a material effect on Crown’s financial condition, liquidity or results of operations.

Working Capital

Crown generally uses cash during the first nine months of the year to finance seasonal working capital needs. Crown’s working capital requirements are funded by its receivables securitization and factoring programs, its revolving credit facility and from operations.

In 2003, Crown completed a refinancing that improved its liquidity through the repayment of debt due in 2003 from the proceeds and the extension of maturities to 2006 and beyond. In September and October 2004, Crown completed an additional refinancing. The funds received in the 2004 refinancing were used to refinance the credit and term loan facilities entered into in 2003 and to pay fees and expenses associated with the refinancing. The 2004 refinancing extended maturities on Crown’s credit facilities to 2010.

Collection and payment periods tend to be longer for Crown’s operations located outside the U.S. due to local business practices.

Employees

At September 30, 2005, Crown employed approximately 25,000 people. Collective bargaining agreements with varying terms and expiration dates cover approximately 16,600 employees. Crown does not expect that renegotiations of the agreements expiring in 2005 will have a material adverse effect on its results of operations, financial position or cash flow.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facilities

In connection with its 2005 refinancing plan, Crown expects that it will enter into new senior secured credit facilities with Deutsche Bank AG and other lenders from time to time party thereto. Set forth below is a summary of the anticipated terms of the new credit facilities. You should refer to the new credit facilities for all of the terms thereof, which will be available upon request from Crown.

Borrowers. The borrowers under the new credit facilities will be Crown Americas, Crown European Holdings and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities. Crown expects that the new credit facilities will consist of (a) senior secured revolving credit facilities that will mature on May 15, 2011 in an aggregate principal amount of $800 million, of which up to $410 million will be available to Crown Americas in U.S. dollars (the “U.S. Dollar Revolving Facility”), up to $350 million will be available to Crown European Holdings and the subsidiary borrowers in euros and pound sterling in amounts to be agreed (the “Alternate Currency Revolving Facility”) and up to $40 million will be available to a Canadian subsidiary of Crown European Holdings in Canadian dollars (the “Canadian Revolving Facility” and together with the U.S. Dollar Revolving Facility and the Alternate Currency Revolving Facility, the “Revolving Facilities”) and (b) senior term loan facilities that will mature on November 15, 2012 in an aggregate principal amount of $500 of which $250 million will be loaned to Crown Americas in U.S. dollars (the “U.S. Dollar Term Loan Facility”) and $250 million will be loaned to Crown European Holdings in euros (the “Alternate Currency Term Loan Facility” and together with the U.S. Term Loan Facility, the “Term Loan Facilities”). The Revolving Facilities and the Term Loan Facilities are referred to collectively as the “Facilities.”

The Revolving Facilities will initially bear interest at (1) LIBOR plus 1.50% (Banker’s Acceptance rate plus 1.50% in the case of the Canadian Revolving Facility) or (2) the alternate base rate plus 0.50%. On and after the date on which Crown delivers financial statements for the fiscal quarter ending December 31, 2005, the applicable margins in respect of the Revolving Facilities shall be subject to a grid. The Revolving Facilities are also subject to a commitment fee initially of 0.50% per annum on the undrawn portion thereof, subject to a grid.

The Term Loan Facilities will bear interest at (1) LIBOR plus 1.50% or (2) the alternative base rate plus 0.50% and will amortize on an annual basis in the amount of 1.0% of the principal amount of the Term Loan Facilities per year with the remainder being paid on the final maturity date of the Term Loan Facilities.

Guarantees. The U.S. Dollar Term Loan Facility and the Revolving Dollar Facility are expected to be guaranteed by Crown and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) including Crown Cork (collectively, the “U.S. Credit Group”). The Alternate Currency Term Loan Facility, Canadian Revolving Facility and Alternate Currency Revolving Facility are expected to be guaranteed by the U.S. Credit Group, certain parent entities of Crown European Holdings and certain subsidiaries of Crown European Holdings.

Security. The U.S. Dollar Term Loan Facility, the Revolving Dollar Facility and certain hedging and cash management obligations are expected to be secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock. The Alternate Currency Term Loan Facility, Canadian Revolving Facility and Alternate Currency Revolving Facility are expected to be secured by the U.S. Collateral and certain assets of the parent holding companies of Crown European Holdings, Crown European Holdings and certain of Crown European Holdings’ subsidiaries.

Any liens or security interests on assets that constitute “principal property” under the indentures governing Crown’s outstanding unsecured notes will be limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding unsecured notes. See “—Outstanding Unsecured Notes—Limitations on Liens.” In addition, it is expected that exceptions will be provided for receivables that support receivables financings permitted by the new credit facilities. The bank agent on behalf of the lenders under the new credit facilities is also a party to the proceeds sharing agreement.

Prepayments; Covenants; Events of Default. The Facilities are expected to contain affirmative and negative covenants, financial covenants (including, without limitation, a maximum net secured leverage ratio and a minimum interest coverage ratio), representations and warranties and events of default customary for facilities of this type. In addition, it is also expected that the Term Loan Facilities will contain mandatory prepayment provisions customary for facilities of this type. It is expected that the Facilities will permit the borrowers to incur additional secured and unsecured debt (including additional first lien debt), subject to covenant compliance and other terms and conditions to be agreed.

Existing Credit Facilities

Crown’s existing revolving credit facilities due February 15, 2010, consists of first priority $200 million U.S. dollar revolving facility, a first priority $200 million revolving facility available in pounds and euros, and a $100 million letter of credit subfacility. As of September 30, 2005, there were $10 million of outstanding borrowings under the revolving credit facilities and approximately $80 million of letters of credit were outstanding. Borrowings under the revolving credit facilities and the letter of credit subfacility currently bear interest at LIBOR plus 2.75% (in each case, subject to increase or decrease based upon a ratings based grid). In addition, we are required to pay a commitment fee of 0.50% per annum on the undrawn amount of the revolving credit facilities. The U.S. dollar loans under the revolving credit facilities are guaranteed by Crown Holdings, Crown Cork, and substantially all other U.S. subsidiaries, and are secured by substantially all assets of the U.S. guarantor subsidiaries. Obligations under the revolving facility available in pounds and euros are guaranteed by Crown Holdings, Crown Cork and substantially all other U.S. subsidiaries and by certain subsidiaries in Belgium, Canada, France, Germany, Mexico, Switzerland and the United Kingdom, and are secured by substantially all assets of the U.S. guarantor subsidiaries and assets of certain of the non-U.S. guarantor subsidiaries. Crown expects to repay in full all outstanding borrowings and terminate the commitments under the existing revolving credit facilities in full upon consummation of the refinancing.

Outstanding First Priority Secured Notes

In September and October of 2004, Crown European Holdings issued euro-denominated first priority senior secured notes under an indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Set forth below is a summary of the terms of these outstanding first priority notes. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.j to Crown’s Current Report on Form 8-K filed on September 8, 2004.

Principal, Maturity and Interest

The aggregate principal amount of the first priority notes issued in 2004 is €460 million, and these first priority notes will mature on September 1, 2011. Interest accrues at a rate of 6.25% per annum and is payable on March 1 and September 1 of each year.

Ranking and Guarantees

The first priority notes are secured obligations of Crown European Holdings and rank equal in right of payment with all other existing and future senior obligations of Crown European Holdings, and obligations under other unsubordinated indebtedness, such as the new credit facilities. The first priority notes effectively rank senior in right of payment to the new notes and all existing and future obligations of Crown European Holdings that are unsecured or secured by liens junior to those securing the first priority notes, to the extent of the value, priority and validity of the liens on the assets securing the first priority notes, and also rank senior in right of payment to all existing and future obligations of Crown European Holdings that are, by their terms, subordinated in right of payment to the first priority notes.

The first priority notes are guaranteed by:

•	Crown and each of Crown’s U.S. restricted subsidiaries that are obligors under Crown’s credit facilities or that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities; and

•	each of Crown European Holdings’ present and future restricted subsidiaries that guarantees or otherwise becomes liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities, or is otherwise an obligor under the credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The first priority notes and the related first priority note guarantees are junior in right of payment to all indebtedness of Crown’s non-guarantor subsidiaries, including certain of its non-U.S. subsidiaries, and are effectively junior in right of payment to any indebtedness of Crown, Crown European Holdings and the subsidiary guarantors that is secured by assets not securing the first priority notes.

Optional Redemption

Crown European Holdings may redeem some or all of the first priority notes at any time by paying a “make-whole” premium as set forth in the indenture for the first priority notes, plus accrued and unpaid interest, if any, to the redemption date.

On or prior to September 1, 2007, Crown European Holdings may use the net cash proceeds from certain equity offerings of capital stock of Crown Holdings that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown European Holdings to redeem up to 35% of the principal amount of the first priority notes at a redemption price equal to 106.25% their principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of such series of notes originally issued remain outstanding immediately after such redemption.

In the event Crown European Holdings has or would become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the first priority notes, Crown European Holdings may redeem all, but not less than all, of such notes at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined in the indenture for the first priority notes, the holders of such notes have the right to require Crown European Holdings to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture for the first priority notes contains certain covenants for the benefit of the holders of such notes which restrict Crown’s and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness; pay dividends or make certain other restricted payments or investments; create liens; enter into sale and leaseback transactions; create restrictions on payment of dividends; sell assets or merge or consolidate with any other person, or enter into transactions with affiliates.

The indentures for the first priority notes also provides that if the ratings assigned to such notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the indenture governing the notes, Crown European Holdings and the guarantors will no longer be subject to certain of these restrictions.

Such covenants are also subject to certain other limitations and exceptions.

Outstanding Second and Third Priority Secured Notes

In February 2003, Crown European Holdings issued dollar-denominated and euro-denominated second priority senior secured notes under an indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Crown European Holdings also issued third priority senior secured notes under a separate indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Set forth below is a summary of the terms of these second priority notes and third priority notes. You should refer to the indentures for all of the terms thereof, which are filed with the SEC as Exhibits 4.oo and 4.rr, respectively, to Crown’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003. Crown plans to repurchase or retire up to 100% of these outstanding second and third priority notes through a public tender offer using the proceeds from the note offering and borrowings under the new credit facilities. As of November 4, 2005, the depositaries for the tender offers have advised Crown that approximately $1,059 million aggregate principal amount, or 97.6%, of second priority dollar denominated notes, €265 million aggregate principal amount, or 93.2%, of second priority euro denominated notes and $720 million aggregate principal amount, or 99.4%, of third priority notes have been tendered. At any time and from time to time before, during and after the expiration of the tender offers, Crown may purchase or offer to purchase second priority and third priority notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise. See “Summary—2005 Refinancing Plan.”

Principal, Maturity and Interest

The aggregate principal amount of the dollar-denominated second priority notes and euro-denominated second priority notes is $1.085 billion and €285 million, respectively, and these second priority notes will mature on March 1, 2011. The aggregate principal amount of the third priority notes is $725 million and these third priority notes will mature on March 1, 2013. Interest accrues at a rate of 9 1/2% and 10 1/4% per annum on the dollar-denominated second priority notes and euro-denominated second priority notes, respectively, and 10 7/8% per annum on the third priority notes, and is payable on March 1 and September 1 of each year.

Ranking and Guarantees

The second and third priority notes are secured obligations of Crown European Holdings and rank senior in right of payment to any of Crown and Crown European Holdings’ existing and future unsecured debt, including the new notes, and junior to the outstanding first priority notes and any other first priority secured indebtedness (including Crown’s credit facilities).

The second and third priority notes are guaranteed by:

•	Crown and each of Crown’s U.S. restricted subsidiaries that are obligors under Crown’s credit facilities or that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities; and

•	each of Crown European Holdings’ present and future restricted subsidiaries that guarantees or otherwise becomes liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities, or is otherwise an obligor under the credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The second and third priority notes and the related note guarantees are junior in right of payment to all indebtedness of Crown’s non-guarantor subsidiaries, including certain of its non-U.S. subsidiaries, and are effectively junior in right of payment to any indebtedness of Crown, Crown European Holdings and the subsidiary guarantors that is:

•	secured by first priority liens on the assets securing the second and third priority notes; or

•	secured by assets not securing the second and third priority notes.

Optional Redemption

Crown European Holdings may redeem some or all of the second priority notes at any time on or prior to March 1, 2007 and the third priority notes at any time on or prior to March 1, 2008, in each case by paying a “make-whole” premium as set forth in the indentures governing such notes, plus accrued and unpaid interest, if any, to the redemption date. Crown European Holdings may redeem some or all of the dollar-denominated second priority senior secured notes and the euro-denominated second priority senior secured notes, in each case, at its option, (i) at a redemption price equal 104.750% and 105.125%, respectively, if redeemed on March 1, 2007 and during the twelve-month period thereafter, (ii) 102.375% and 102.563%, respectively, if redeemed on March 1, 2008 and during the twelve-month period thereafter, and (iii) 100.000% and 100.000%, respectively, if redeemed on March 1, 2009 and thereafter, in each case, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Crown European Holdings may redeem some or all of the third priority senior secured notes at its option, (i) at a redemption price equal 105.438% if redeemed on March 1, 2008 and during the twelve-month period thereafter, (ii) 103.625% if redeemed on March 1, 2009 and during the twelve-month period thereafter, (iii) 101.813% if redeemed on or after March 1, 2010 and during the twelve-month period thereafter and (iv) 100.000% if redeemed on March 1, 2011 and thereafter, in each case, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

On or prior to March 1, 2006, Crown European Holdings may use the net cash proceeds from certain equity offerings of capital stock of Crown Holdings that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown European Holdings to redeem up to 35% of the principal amount of each of the dollar-denominated second priority notes, the euro-denominated second priority notes and the third priority notes, in each case, at a redemption price equal to 109.5%, 110.25% and 110.875%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of such series of such notes originally issued remain outstanding immediately after such redemption.

In the event Crown European Holdings has or would become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the second or third priority notes, Crown European Holdings may redeem all, but not less than all, of such notes at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined in the indentures for the second and third priority notes, the holders of such notes have the right to require Crown European Holdings to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indentures for the second and third priority notes contain certain covenants for the benefit of the holders of such notes which restrict Crown’s and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness; pay dividends or make certain other restricted payments or investments; create liens; enter into sale and leaseback transactions; create restrictions on payment of dividends; sell assets or merge or consolidate with any other person, or enter into transactions with affiliates.

The indentures for the second and third priority notes also provide that if the ratings assigned to such notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the indentures governing the notes, certain of these restrictions will be suspended.

Such covenants are also subject to certain other limitations and exceptions.

As a result of the receipt of the requisite amount of consents in connection with the tender offer for the second priority and third priority notes, Crown plans to enter a supplemental indenture that gives effect to proposed amendments that release collateral securing the second and third priority notes and eliminate substantially all of the restrictive covenants, reporting requirements and certain events of default from the indentures governing such notes.

Outstanding Unsecured Notes

Crown currently has four series of unsecured notes outstanding. Its outstanding unsecured notes were issued under the following indentures:

•	indenture between Crown Cork & Seal Company, Inc. and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee, dated as of April 1, 1993; and

•	indenture among Crown Cork & Seal Company, Inc., Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996.

The obligations under each of the outstanding unsecured notes that have been issued by one of Crown’s subsidiaries have been guaranteed by Crown. Crown has provided in the table below a summary of the four series of unsecured notes outstanding as of the date hereof.

Issuer	Outstanding Principal Amount	Interest Rate	Maturity	Redemption by Issuer
	(in millions)
Crown Cork & Seal Finance PLC	$121	7.00%	December 2006	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$200	8.00%	April 2023	Redeemable at specified percentages of the principal amount plus accrued interest

Crown Cork & Seal Company, Inc.	$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$150	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indentures under which the outstanding unsecured notes were issued provide certain protections for the holders of such outstanding unsecured notes. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, each of the indentures and agreements contains a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, each of the indentures and agreements contains a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indentures and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personality located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indentures and agreements governing the outstanding unsecured notes issued by its non-U.S. subsidiaries, the definition of “principal property” includes property located outside the United States. The indentures and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, each of the indentures and agreements contains a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding unsecured notes issued under such indenture shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries under such indentures does not exceed 10% of its consolidated net tangible assets.